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                                          FOR FURTHER INFORMATION CONTACT:
                                          ELAINE D. CROWLEY
                                          SR.  VICE  PRESIDENT, CHIEF FINANCIAL
                                          OFFICER
                                          (817) 347-8200


              BOMBAY ANNOUNCES SECOND QUARTER OPERATING RESULTS

FOR IMMEDIATE RELEASE - AUGUST 17, 2005

           FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) reported that revenue for the three months ended July 30, 2005 increased 5% to $128.0 million compared to $122.5 million for the three months ended July 31, 2004. For the six-month period, revenue increased 2% to $250.2 million compared to $246.1 million for the corresponding period of the prior year. Same store sales for Bombay stores in existence for more than one year increased 1% for the quarter and declined 2% for the year-to-date period.

     Net loss for the second quarter was $9.4 million or $0.26 per share compared to a net loss of $6.3 million or $0.18 per share for the corresponding period of the prior year. For the six months ended July 30, 2005, the net loss was $17.4 million or $0.48 per share compared to a net loss of $12.1 million or $0.34 per share for the six months ended July 31, 2004.

      James D. Carreker, Chairman and Chief Executive Officer, stated, "This quarter began the transition to Bombay's new in-store merchandise presentation and exciting upgrade in the assortment for fall. While the transition costs were higher than anticipated, we believe that the investment was critical to repositioning our brand for the future. We must differentiate ourselves from the competition and capitalize on the rich history of our brand that stands for classic and timeless home furnishings. Our focus is on upgrading the style and quality of our product and creating inspirational presentations to customers in our stores. We are pleased with the initial customer reaction and are cautiously optimistic about the remainder of the year.

     "We clearly underestimated the extent of the markdowns required to accomplish the transition. As each store changed to the new presentation, floor models for items no longer having a place in that particular store were aggressively discounted. Also, we reduced the overall number of SKUs as we repositioned the merchandise assortment, which resulted in clearing approximately 700 SKUs. In addition, we aggressively discounted normal seasonal clearance, exiting the spring season in good position for the fresh fall product introductions. We estimate that incremental markdowns accounted for approximately 500 basis points of the margin decline this quarter while adversely impacting the top line as well," noted Mr. Carreker.

     Overall transaction count, including new stores, increased 5% while the average ticket increased slightly during the quarter. Revenue from the direct-to-customer channel, which includes Internet and mail order, declined $2.5 million during the quarter. Actions to address marketing issues for these channels as well as enhance website functionality and appearance have begun. Revenue from Bailey Street Trading Company, the assets of which were sold during the quarter, were approximately $.5 million lower than last year.

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       During  the  quarter,  the  Company completed the move to a new,  larger
distribution  center  in  Canada and began  shipments  during  June.   The  new
distribution center is expected  to  result  in a reduction of off-site storage
costs and improved operating efficiencies in that  facility.   Higher  selling,
general and administrative costs reflect higher store payroll costs due in part to the changes in the in-store merchandise presentation as well as costs to complete the merchandise study with Accenture. Corporate overhead costs were below last year's levels. Based on performance to date, the Company has updated its estimate of the projected tax rate and has provided a benefit equal to 35.3% of the pre-tax loss for the six months compared to a 40.8% benefit during the first quarter. The cumulative impact of this change during the second quarter is equal to approximately ($.02) per share.

     The Company ended the quarter with $166.9 million in inventory, 22% above last year's levels due to the decision to flow inventory earlier to support the new merchandise presentation. The amounts are slightly higher than planned with the greatest increase related to merchandise in transit from the vendors. Purchases for the remainder of the year are expected to be lighter than historical levels on a relative basis and the Company expects to end the year with inventory levels in line with its plan of $135 to $140 million.

     The Company anticipates opening approximately 10 stores during the third quarter including three BombayKIDS stores in the combination format while closing six stores. During the fourth quarter, the Company expects to open 10 to 13 stores, including three to four BombayKIDS stores, and close 10 to 12 stores ending the year with approximately 497 to 502 stores which includes 59 to 60 BombayKIDS stores.

     Based upon the recent months' trends and actual second quarter results, the Company now expects results for Fiscal 2005 to be in the range of ($0.06) to ($0.12) per share.

     In conjunction with this release, you are invited to listen to Bombay's conference call with management that will be conducted on Thursday, August 18, 2005 at 10:00 a.m. Central Time. The Company will review the second quarter results as well as the outlook for the remainder of Fiscal 2005. Interested parties should dial 212-676-5380 ten minutes prior to the start time. The call will also be broadcast live over the Internet at www.bombaycompany.com. For those who are unable to listen to the live broadcast, a telephone replay will be available for 72 hours beginning at 12:00 p.m. Central Time at 800-633-8284. The access code is 21226536. The call will also be available for replay for 45 days on the investor relations page of the Bombay website.

     The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall d{e'}cor and furniture through 495 retail outlets, specialty catalogs and the Internet in the U.S. and internationally.

  Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of The Bombay Company, Inc. and its wholly-owned subsidiaries (the "Company" or "Bombay") to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and financial market conditions which affect consumer confidence in the spending environment for home-related purchases; competition; seasonality; success of operating initiatives; new product development and introduction schedules; uninterrupted flow of product; acceptance of new product offerings; inherent safety of product offerings; advertising and promotional efforts; adverse publicity; expansion of the store chain; availability, locations and terms of sites for store development; ability to renew leases on an economic basis; changes in business strategy or development plans including risks associated with the strategy to move stores off-mall; availability and terms of borrowings or capital for operating purposes; labor and employee benefit costs; ability to obtain insurance at a reasonable cost; rising fuel and energy costs and their impact on the operations of the business; reliance on technology; security of the technological infrastructure; changes in government or trade regulations including duties on bedroom furniture imports from China and the possibility that the scope of such duties

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will  be  expanded  to  encompass  additional
countries or product categories; risks associated with international business; fluctuations in foreign currency exchange rates; terrorism; war or threat of war; potential travel or import/export restrictions due to communicable diseases; regional weather conditions; hiring and retention of adequate and qualified personnel and other risks and uncertainties contained in the Company's 2004 Annual Report on Form 10-K and other SEC filings as they occur. The Company undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.
                                    *   *   *

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

                                   THE BOMBAY COMPANY, INC. AND SUBSIDIARIES

                                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                                      (In thousands, except per share amounts)



                                                                    THREE MONTHS ENDED    SIX MONTHS ENDED

                                                                   JULY 30, JULY 31, JULY 30,  JULY 31,
                                                                     2005     2004     2005      2004
                                                                           (restated)         (restated)
Net revenue                                                        $128,047  $122,479 $250,158  $246,060
Costs and expenses:
 Cost of sales, buying and store
     occupancy costs                                                102,448    95,080  197,701   188,702
 Selling, general & administrative expenses                          38,977    37,549   79,036    76,869

Operating loss                                                     (13,378)  (10,150) (26,579)  (19,511)
  Gain on sale of assets                                                560         -      560         -
  Interest income (expense), net                                      (518)        13    (830)        35

Loss before income taxes                                           (13,336)  (10,137) (26,849)  (19,476)
Income tax benefit                                                  (3,965)   (3,805)  (9,478)   (7,401)
Net loss                                                           ($9,371)  ($6,332)($17,371) ($12,075)

 Net loss per basic & diluted share                                 ($0.26)   ($0.18)  ($0.48)   ($0.34)

Avg. common shares outstanding                                       36,220    35,670   36,080    35,550

Avg. common shares outstanding and dilutive potential common shares
                                                                     36,220    35,670   36,080    35,550

OTHER SELECTED FINANCIAL AND OPERATING DATA
Capital expenditures                                                 $6,268    $8,551  $11,279   $14,282
Depreciation and amortization                                        $4,602    $4,403   $9,183    $8,841

Stores opened                                                             5        12       22        19
Stores closed                                                             5         5       29        18

Store composition:
Bombay core                                                             391       386
Outlet                                                                   48        46
KIDS                                                                     56        40
Total                                                                   495       472

Total Combination format stores                                          52        36

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

                 THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
                  CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                          (Dollars in thousands)

                                              JULY 30,        JULY 31,
                                                2005            2004
ASSETS                                                       (restated)
Current assets:
   Cash and short-term investments             $   10,488     $   10,034
   Inventories                                    166,865        136,620
   Other current assets                            35,201         30,342

Total current assets                              212,554        176,996
Property and equipment, net                        94,994         78,429
Goodwill, net                                         423            423
Other assets                                       10,237          5,783

TOTAL ASSETS                                     $318,208       $261,631

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable to banks                        $ 55,511        $ 2,200
   Accounts payable and accrued expenses           40,213         36,899
   Gift certificates redeemable                     7,867          6,430
   Accrued payroll and bonuses                      4,823          4,074
   Accrued insurance                                4,435          4,195

   Total current liabilities                      112,849         53,798

Accrued rent and other liabilities                 39,146         27,545

Stockholders' equity:
   Preferred stock                                      -              -
   Common stock                                    38,150         38,150
   Additional paid-in capital                      79,880         79,778
   Retained earnings                               56,364         73,867
   Accumulated other comprehensive income           1,042            142
   Treasury stock                                 (7,498)        (9,693)
   Deferred compensation                          (1,725)        (1,956)

   Total stockholders' equity                     166,213        180,288

TOTAL LIABILITIES &
        STOCKHOLDERS' EQUITY                     $318,208       $261,631


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